Exhibit 5.1
[Jones Day Letterhead]
November 20, 2007
Peerless Mfg. Co.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Re: Registration Statement on Form S-8 Filed by Peerless Mfg. Co.
Ladies and Gentlemen:
     We have acted as counsel for Peerless Mfg. Co., a Texas corporation (the “Company”), in connection with the Peerless Mfg. Co. 2007 Stock Incentive Plan (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 900,000 shares (the “Shares”) of the Company’s Common Stock, par value $1.00 per share, that may be issued or delivered and sold pursuant to the Plan will be, when issued or delivered and sold in accordance with the Plan, validly issued, fully paid and nonassessable, provided that the consideration for such shares is at least equal to the stated par value thereof.
     The opinion expressed herein is limited to the laws of the State of Texas. We express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.
     In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day